Exhibit 99.1

STATE OF MICHIGAN

BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

* * * * *

In the matter of the application of	)
DTE ELECTRIC COMPANY	)
for a financing order approving the	)	Case No. U-22109
securitization of qualified costs.	)
)

At the August 6, 2026 meeting of the Michigan Public Service Commission in Lansing, Michigan.

PRESENT:	Hon. Daniel C. Scripps, Chair
Hon. Katherine L. Peretick, Commissioner
Hon. Shaquila Myers, Commissioner

ORDER

I.

HISTORY OF PROCEEDINGS

On May 8, 2026, DTE Electric Company (DTE Electric) filed an application in this case, with supporting testimony and exhibits, seeking a financing order authorizing the issuance of securitization bonds covering $600.5 million in qualified costs. The application was filed pursuant to Public Act 142 of 2000 (Act 142) as amended, which amended Public Act 3 of 1939, MCL 460.1 et seq., and allows certain utilities1 the option of reducing their costs through the issuance of

[1]	Utility qualifications are outlined by statute. DTE Electric meets the requirements to seek a financing order. See, MCL 460.10h(c); MCL 460.562(e); application, pp. 1, 5-8.

securitization bonds.2 The application explained that, consistent with certain Commission precedent (discussed in the testimony), DTE Electric seeks approval to issue securitization bonds to recover qualified costs associated with: (i) the retirement of coal handling facilities at the Belle River electric generating plant (Belle River costs); (ii) the cessation of operations of DTE Electric’s wholly-owned subsidiary Midwest Energy Resources Company (MERC) (MERC costs); and (iii) the remainder of its Tree Trim Surge regulatory asset first established in Case No. U-20162 (Tree Trim costs). Application, pp. 2-3. In light of the 90-day deadline established by MCL 460.10i(6), DTE Electric requested that the Commission dispense with the Proposal for Decision and read the record in this proceeding. Application, p. 9.

[2]

Securitization is the process by which a utility, following the issuance of a financing order by the Commission, replaces relatively high-cost debt and equity with lower-cost debt in the form of securitization bonds. MCL 460.10h-460.10o.

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The application requested authority to: (1) create one or more special purpose entities (SPEs)3 to which DTE Electric would transfer securitized property for the purpose of minimizing bankruptcy risks and maximizing the credit ratings on its securitization bonds; (2) implement two separate nonbypassable securitization charges to be collected from DTE Electric’s customers,4 as well as a mechanism for undertaking periodic true-ups of the securitization charges; (3) proceed, at its sole discretion, with the sale of the securitization bonds authorized in this case; and (4) employ appropriate methodologies to account for these transactions and to eventually refund or retire any or all of its securitization bonds. DTE Electric states that the mechanisms proposed for implementation and periodic true-up of the securitization charges are comparable to the mechanisms approved in prior securitization orders including in Case Nos. U-17473, U-20889, U-21015, and U-21338. Application, p. 7.

Pursuant to due notice, a prehearing conference was held on June 5, 2026, before Administrative Law Judge Katherine E. Talbot (ALJ). DTE Electric and the Commission Staff (Staff) participated in the proceeding.5 In her June 5, 2026 scheduling memo, the ALJ established a schedule for this case that accorded with the required 90-day timeline and she noted that the Commission would read the record. The date scheduled for cross-examination was July 1, 2026.

On June 18, 2026, the Staff filed a letter indicating that it would not be filing direct testimony or exhibits. On July 1, 2026, DTE Electric filed its official exhibits in this docket (Exhibits A-1 through A-26) and no evidentiary hearing took place. Exhibit A-7 is a proposed financing order.

On July 6, 2026, the parties filed a settlement agreement pursuant to Mich Admin Code, R 792.10431 and they waived compliance with the provisions of MCL 24.281. Securitization may be approved only through the issuance of a financing order which must contain statutorily-required elements. MCL 460.10i. In the settlement agreement, the parties agree to resolve all issues before the Commission in this proceeding by requesting “that the Commission issue a financing order containing all the findings of fact and conclusions of law requested in DTE Electric’s Application and direct case, and which is substantively identical to the form of financing order, including the findings and order points therein, as sponsored by Company witness [Steffen] Lunde as Exhibit A-7.” Settlement agreement, pp. 2-3.

[3]	For purposes of this financing order, all references to the SPE shall be applicable to all SPEs that are created or otherwise used to issue a series of securitization bonds.
[4]

DTE Electric proposed that the Belle River and MERC costs would appear as one securitization charge (reflecting power supply service) and the Tree Trim costs would appear as a separate securitization charge (reflecting distribution service). As used throughout this financing order, unless a different subset of DTE Electric’s customers is expressly specified (which, due to the two separate charges, it often is), the terms “customers” and “distribution customers” refer to all existing and future retail electric distribution customers of DTE Electric or its successors, excluding customers using self-service power as defined in MCL 460.10a(4) and customers engaged in affiliate wheeling as defined in MCL 460.10a(10). The term “power supply customers” refers to distribution customers, excluding current retail open access (ROA or choice) customers as of the date of this financing order (and who do not become retail electric distribution customers after the date of issuance of this order).

[5]

On June 3, 2026, Utility Workers Union of America, Local 223 (UWUA) filed a petition to intervene. UWUA did not appear at the prehearing and the ALJ denied the petition. 1 Tr 5-6. On June 8, 2026, UWUA filed a request to withdraw the petition to intervene. The Commission finds that this request is moot as the petition had already been denied. No other requests to intervene were filed.

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The Commission has reviewed the settlement agreement, along with the application and filed testimony and exhibits, and finds that the public interest is adequately represented by the parties who entered into the settlement agreement. The Commission further finds that the settlement agreement is in the public interest, represents a fair and reasonable resolution of the proceeding, and should be approved. Thus, the Commission issues the instant financing order and finds that it is substantively identical to Exhibit A-7.

II.

APPLICABLE LAW

A financing order is governed by the mandates of MCL 460.10h-460.10o. Key sections provide as follows:

(1) Upon the application of an electric utility, if the commission finds that the net present value of the revenues to be collected under the financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods and that the financing order is consistent with the standards in subsection (2), the commission shall issue a financing order to allow the utility to recover qualified costs.

(2) In a financing order, the commission shall ensure all of the following:

(a) That the proceeds of the securitization bonds are used solely for the purposes of the refinancing or retirement of debt or equity.

(b) That securitization provides tangible and quantifiable benefits to customers of the electric utility.

(c) That the expected structuring and expected pricing of the securitization bonds will result in the lowest securitization charges consistent with market conditions and the terms of the financing order.

(d) That the amount securitized does not exceed the net present value of the revenue requirement over the life of the proposed securitization bonds associated with the qualified costs sought to be securitized.

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MCL 460.10i(1) and (2). With regard to the meaning of “qualified costs” as used in MCL 460.10i(1) above, MCL 460.10h(j) provides:

“Qualified costs” means an electric utility’s regulatory assets as determined by the commission, adjusted by the applicable portion of related investment tax credits, plus any costs that the commission determines that the electric utility would be unlikely to collect in a competitive market, including, but not limited to, retail open access implementation costs and the costs of a commission approved restructuring, buyout or buy-down of a power purchase contract, together with the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds. Qualified costs include taxes related to the recovery of securitization charges.

MCL 460.10k(2) provides, that “A financing order shall include terms ensuring that the imposition and collection of securitization charges authorized in the order are a nonbypassable charge.” The following definitions apply to this language:

“Securitization charges” means nonbypassable amounts to be charged for the use or availability of electric services, approved by the commission under a financing order to fully recover qualified costs, that shall be collected by an electric utility, its successors, an assignee, or other collection agents as provided for in the financing order.

“Nonbypassable charge” means a charge in a financing order payable by a customer to an electric utility or its assignees or successors regardless of the identity of the customer’s electric generation supplier.

MCL 460.10h(l) and (i).

A financing order must include a mechanism requiring that the securitization charges be reviewed and adjusted by the Commission at least annually, within 45 days of the anniversary date of the issuance of the bonds, to correct overcollections or undercollections from the preceding 12 months. MCL 460.10k(3).

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Only the applicant may seek rehearing of a financing order. MCL 460.10i(7). Any party may seek appeal from the Court of Appeals; however, review is limited to whether the order “conforms to the constitution and laws of this state and the United States and is within the authority of the commission under this act.” MCL 460.10i(8); see, Attorney General v Pub Serv Comm, 247 Mich App 35, 42-43; 634 NW2d 710 (2001) (Attorney General).

This proceeding involves DTE Electric’s fourth application for a financing order pursuant to Act 142. In the November 2, 2000 order in Case No. U-12478 (DTE Electric 2000 order), the Commission authorized DTE Electric (then known as The Detroit Edison Company) to securitize up to $1.774 billion in qualified costs. In the June 23, 2021 order in Case No. U-21015 (2021 order), the Commission authorized DTE Electric to securitize up to $235.8 million in qualified costs. In the June 22, 2023 order in Case No. U-21338 (2023 order), the Commission authorized DTE Electric to securitize up to $601.6 million in qualified costs.6

III.

DTE ELECTRIC COMPANY’S PROPOSAL

Along with its application, DTE Electric filed the testimony of four witnesses.

Timothy J. Lepczyk is the Assistant Treasurer and Director of Corporate Finance, Insurance, and Development for DTE Energy Corporate Services, LLC (DTE ECS), a subsidiary of DTE Energy Company (DTE Energy). He provides an overview of the proposed securitization transaction and related requests and he sponsors Exhibits A-8 through A-16. Because there is no transcript in this case (other than for the prehearing), citations to the testimony use the page numbers as designated by DTE Electric. All testimony is attached to the application at filing no. U-22109-0001.

[6]

The securitization pursuant to the DTE Electric 2000 order occurred in 2001, the securitization pursuant to the 2021 order occurred in 2022, and the securitization pursuant to the 2023 order occurred in 2023. One witness refers to the latter two as the 2022 and 2023 DTE Electric securitizations.

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By way of background for the instant filing, Mr. Lepczyk explains that in the July 26, 2023 order in Case No. U-21193 (July 26 order), the Commission approved a settlement agreement in DTE Electric’s integrated resource plan (IRP) case which included provisions addressing the conversion of the Belle River generating facility from coal to natural gas in 2025-2026 and the related retirement of the associated coal handling assets serving coal-fired electric generating units at Belle River (the Belle River costs, also sometimes referred to as the Belle River Coal Handling Assets). Lepczyk testimony, p. TJL-7. Specifically, the order provided that “‘[t]he Company will securitize the NBV [net book value] of the Belle River coal handling assets upon the full retirement of coal at the plant.’” Id., p. TJL-8 (quoting the July 26 order, p. 4).

Mr. Lepczyk explains that MERC is a wholly-owned subsidiary of DTE Electric that has provided coal transshipment services to DTE Electric for approximately 50 years; but that, when the use of coal is retired at Belle River, DTE Electric will no longer have an economic use for MERC and will cease operations at MERC in June 2026. He states that the accounting and ratemaking treatment of MERC’s revenues and costs are specified by orders in Case Nos. U-5041 and U-5108; and that, in the company’s two most recent completed rate cases (Case Nos. U-21534 and U-21860), the company proposed that the unrecovered balances relating to any coal transportation and handling assets remaining at MERC after operations cease should be recovered through securitization along with the Belle River costs. Id., pp. TJL-8-11. Mr. Lepczyk states that the Commission approved this proposal in the February 19, 2026 order in Case No. U-21860 (February 19 order), p. 45. Lepczyk testimony, pp. TJL-10-11.

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Turning to the Tree Trim costs, Mr. Lepczyk testifies that the Tree Trim Surge was first approved in the May 2, 2019 order in Case No. U-20162 (May 2 order), p. 80, and the company has reasonably and prudently incurred expenses relating to the Tree Trim Surge since 2019 at the levels approved by the Commission and has recorded the costs to a regulatory asset as authorized by that order. Id., pp. TJL-11-12. He states that in the 2021 order, the Commission approved the recovery of the Tree Trim Surge regulatory asset through securitization of $156.9 million accrued from 2019 to June 30, 2021. Id., p. TJL-12. He states that the Tree Trim Surge program concluded in 2025, and the instant case includes all of the eligible expenditures that were not previously recovered through the 2021 order. Id.

Next, Mr. Lepczyk turns to the amount of qualified costs for the Belle River Coal Handling Assets and the MERC unrecovered balances. Noting the Commission’s guidance on qualified costs in the 2023 order, p. 39, he testifies that the company requests that the Commission find the remaining NBV of the Belle River Coal Handling Assets and the unrecovered balances for MERC to be regulatory assets and approve their recovery through securitization. He states that the total value of the qualified costs is projected to be up to $252.8 million, consisting of up to $236.7 million for the NBV of the coal handling assets and up to $16.0 million for the MERC unrecovered balances, and these amounts do not include any costs to decommission or demolish these assets (which may be the subject of a future securitization request). Id., pp. TJL-15-16. Mr. Lepczyk notes that the operating lives of both the coal handling assets and MERC have been cut prematurely short and, in a competitive market, he explains that these costs will be unrecoverable after the conversion of the Belle River units to natural gas and the cessation of operations at MERC. He further notes that the company’s expenditures on these assets have consistently been found to be reasonable and prudent in rate cases and that the Commission approved the securitization of similar costs in the 2023 order, p. 42. Id., pp. TJL-18-19. He states that DTE Electric proposes a scheduled final payment date of 14 years.

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Mr. Lepczyk testifies that the company considered alternative forms of cost recovery, but these resulted in reduced benefits to ratepayers. He states that the proposed power supply securitization financing has a lower cost than conventional utility financing, and he estimates the net present value (NPV) of the benefit of securitization to ratepayers to be $37.7 million. Id., p. TJL-20. He states that this benefit will be passed to customers via a combination of the power supply securitization charges and updated base rates. Mr. Lepczyk explains that the MERC unrecovered balances have already been removed from rate base in Case No. U-21860, and the Belle River Coal Handling Assets are excluded from rate base in the application for a rate increase filed by DTE Electric on April 28, 2026, in Case No. U-22046 (2026 application). Id., p. TJL-20.

Turning back to the Tree Trim securitization proposal, Mr. Lepczyk states that the qualified costs are $340.2 million and he notes that the company has recorded these costs to a regulatory asset since the Commission approved this treatment in Case No. U-20162. Id., p. TJL-22. He proposes a 5-year scheduled final payment date in order to align with the Commission’s directive to maintain a 5-year tree trim cycle in the February 19 order, p. 320, and consistent with the 2021 order (which also addressed tree trim qualified costs). He states that the cost savings produced by securitized financing of this amount will be approximately $24.7 million, and he notes that the company also proposed exclusion of these amounts in the 2026 application. Mr. Lepczyk notes that DTE Electric currently uses its short-term debt rate as the return on the Tree Trim Surge regulatory asset per the Commission’s directive in the May 2 order, p. 80, which the Commission acknowledged would be temporary in light of the plan to securitize these costs. He adds that conventional financing includes the use of long-term debt and equity. Id., p. TJL-25. He states that the costs of issuance are expected to be $4.3 million. Id., p. TJL-26. Addressing the applicable statutory requirements related to qualified costs, Mr. Lepczyk states that the company’s evidence satisfies the requirements of MCL 460.10i(1), 460.10i(2)(a), 460.10i(2)(b), 460.10i(2)(c), and 460.10i(2)(d). Id., pp. TJL-26-28.

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Mr. Lepczyk explains that interim bill credits will terminate with the implementation of new base rates that exclude the Tree Trim costs and the Belle River costs, and the MERC balance has already been removed. He adds that the initial securitization charges and bill credits will appear on customers’ bills with the first available billing cycle after the bonds are issued, and should the Commission approve the application, the bonds will likely be issued in November of 2026. Id., p. TJL-29. He explains that the securitization charges will be allocated in the same way that base rates are allocated, but, in this case, will require “separate power supply (Belle River Coal Handling Assets and MERC) and distribution (Tree Trim Surge) securitization charges that will vary by rate schedule.” Id. Mr. Lepczyk adds that distribution customers will be responsible for the latter and power supply customers will be responsible for the former; thus, full service customers will pay both and choice customers will pay only the distribution charge. Id., p. TJL-30. The bill credits will also operate accordingly and customers who transition will be treated according to the treatment adopted in all prior securitization orders. Id., p. TJL-32.

Addressing the question of the use of qualified costs, Mr. Lepczyk states that the net proceeds from the securitization will be used to retire long-term debt and equity and he describes the considerations that are applied to the determination of what outstanding debt to pay down. Id., pp. TJL-34-35. Equity will be paid down by making a cash distribution to DTE Energy, all of which will be reported to the Commission. Id., p. TJL-35.

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Mr. Lepczyk explains that the initial other qualified costs are estimated at $7.5 million, based on DTE Electric’s experience with both the 2021 and 2023 orders. Id., p. TJL-36. He describes other expense items in his testimony and explains how differences between the estimated amounts and actual costs will be addressed in the future. Id., pp. TJL-37-41. Mr. Lepczyk adds that the estimate for ongoing other qualified costs is $700,000. Id., p. TJL-41. He explains that DTE Electric will be the initial servicer, and that the annual servicing fee to be paid to the company is 0.05% of the initial aggregate principal amount of the bonds. Mr. Lepczyk provides additional detail on the remaining ongoing other qualified cost items and explains that differences between the estimated and actual amounts will be addressed in the true-up. Id., pp. TJL-43-44.

Mr. Lepczyk testifies that Exhibit A-11 shows that the proposed securitization of the Belle River costs and MERC costs passes the statutory test set forth in MCL 460.10i(1), as it demonstrates that the NPV of the revenue requirement using securitization financing is less than the NPV of the revenue requirement using conventional financing over the remaining life of the qualified costs, by approximately $37.7 million. Id., pp. TJL-46-47. He states that as long as the interest rate on the bonds stays below 8.10% there will be savings to customers. Id., p. TJL-47. He adds that Exhibit A-12 makes the same showing for the Tree Trim costs by approximately $24.7 million, and that as long as the interest rate on the bonds stays below 7.76% there will be savings to customers. Id., pp. TJL-47-48. He testifies that:

[t]hese benefits are due to the fact that the estimated weighted average interest rate of 5.6% for the securitization bonds related to Belle River Coal Handling Assets and MERC, and the estimated weighted average interest rate of 4.8% for the securitization bonds related to Tree Trim Surge is significantly less than the overall pre-tax rate of return on permanent capital of 8.81% under conventional financing.

Id., p. TJL-49.

Jie Dong is a Principal Financial Analyst for DTE ECS. She addresses the unrecovered NBVs and balances applicable to the proposed securitization and she sponsors Exhibits A-1 through A-5.

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Ms. Dong testifies that she calculated the unrecovered NBV of the Belle River Coal Handling Assets as of February 28, 2026, at $241.1 million as shown in Exhibit A-1. Dong testimony, pp. JD-4-5. She notes that Belle River Unit 1 was fully retired as of December 31, 2025, and that Unit 2 will cease operations in 2026, thus she added four months of depreciation expense to the February 2026 balance (using the depreciation rates approved in Case No. U-18150), resulting in a total NBV of $236.7 million, which is the amount the company seeks to securitize. Id., p. JD-5. She states that Exhibit A-2 shows her calculation of the NBV of the Belle River costs that was included in the February 19 order. Id., pp. JD-6-8.

Ms. Dong testifies that she calculated the unrecovered balance for the MERC costs as of February 2026 at $17.4 million as shown in Exhibit A-3. Id., p. JD-8. Again, she added four months of depreciation expense (using the same rates) to the February 2026 balance, resulting in a total NBV of $16 million, and she notes that these costs were removed from rate base by the February 19 order. Id., p. JD-10.

Ms. Dong testifies that Exhibit A-4 shows her calculation of the balance of the Tree Trim costs not previously securitized to be $340.2 million as of December 31, 2025, which was the concluding date for this program. She notes that, in the February 19 order, the Commission approved a return on this regulatory asset at the company’s short-term debt rate, excluding the portion financed by deferred taxes. Id., p. JD-11.

Ms. Dong states that DTE Electric will act as the servicer for the bonds and will remit collections from customers to the SPE based on actual payments received. Id., p. JD-13. Regarding times when a customer only partially pays a bill, she states that since it is “not possible to bifurcate partial payments received from customers between bond payments and electric service, DTE Electric will apply the actual average uncollectible rate experienced on its overall receivables to the securitization charges, and amounts remitted by DTE Electric to the SPE will reflect a reduction based on that rate.” Id., p. JD-13. Ms. Dong describes the accounting entries

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that will be used by DTE Electric, and requests approval to reclassify the Belle River costs and MERC costs to a regulatory asset in Account 182.3, Other Regulatory Debits. Id., pp. JD-14-17. She further requests approval of the accounting entries as described and authority to record accounting adjustments to true-up the securitization charges as appropriate. Ms. Dong indicates that DTE Electric expects that the SPE will be considered a Variable Interest Entity and will be consolidated with DTE Electric for U.S. Securities & Exchange Commission (SEC) reporting purposes. Id., pp. JD-17-18.

Priya Machi is a Manager in Regulatory Affairs for DTE ECS. She addresses power supply and distribution cost allocation and rate design for the securitization revenue requirement and she sponsors Exhibits A-17 through A-26.

Ms. Machi states that, for the power supply securitization revenue requirement allocation (which matches the annual billings), she applied allocation factor 255 by cost of service (COS) rate class, which consists of 75% coincident peak (CP) demand and 25% total energy. Machi testimony, p. PM-5. She explains that she chose this formula because it is the one used in the cost of service study (COSS) filed in DTE Electric’s most recent rate case, Case No. U-21860 (the February 19 order). Ms. Machi states that she applied allocation factor 255 by COS rate class in calculating the bill credit for the power supply revenue requirement as well. Id., p. PM-7. She further explains that, for the distribution revenue requirement allocation, she applied allocation factor 593 by COS voltage class to allocate the Tree Trim Surge securitization revenue requirement amounts. She states that she chose this allocation factor because the distribution securitization revenue requirement recovers costs related to the maintenance of overhead lines through the Tree Trim Surge program, and operations and maintenance expenses related to overhead lines were allocated using allocation factor 593 in the COSS filed in Case No. U-21860. Id., p. PM-9. She states that she also used allocation factor 593 by COS voltage class in calculating the bill credit for the distribution revenue requirement. Id., p. PM-10.

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Turning to rate design, Ms. Machi states that DTE Electric is proposing four pricing components—two for power supply costs and two for distribution costs—and each of the pricing components is proposed as a per kilowatt-hour (kWh) charge or credit which varies by rate schedule. Id., p. PM-11. She states that both the power supply and distribution charges contain a securitization component and a bill credit component, and the bill credit component reflected in her exhibits will remain in place until new rates are implemented at the conclusion of Case No. U-22046 (the 2026 application). Id., pp. PM-11-12. Ms. Machi explains how she arrived at her calculations for the power supply and distribution pricing components. Id., pp. PM-13-19. She adds that Exhibit A-25 shows a comparison of the total average rate impact of the four proposed pricing components in comparison to the rates set in Case No. U-21860. Id., p. PM-19. She further states that Exhibit A-26 shows the changes that will be necessary for DTE Electric’s Rate Book. Id., pp. PM-19-20. Ms. Machi testifies that, with respect to customers’ bills, the power supply surcharges will be included in the “Other Power Supply Volumetric Surcharges” bill line, and the distribution surcharges will be included in the “Other Delivery Volumetric Surcharges” bill line. Id., pp. PM-19-20.

Ms. Machi notes that Section 10k(3) of Act 142, MCL 460.10k(3), requires that the financing order include a mechanism for the securitization charges to be reviewed and adjusted by the Commission at least annually to ensure an appropriate recovery of the amounts. Id., p. PM-21. Ms. Machi explains that the purpose of the periodic true-ups is to ensure that the cash collections will meet the obligations of the securitization bond issuer for bond principal and interest and

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ongoing expenses, and to maintain the required balances in the various subaccounts. She states that, in order to maintain the State of Michigan’s non-impairment pledge, the true-up must be expedited and must be limited to verifying the mathematical accuracy of the proposed adjustment to the charge. Id., p. PM-21. She notes that this is consistent with the true-up process approved and applied in the 2021 and 2023 orders, and she notes that the true-ups will occur at least annually after the issuance of the bonds. However, she adds that the current market standard is for a semi-annual true-up if the servicer forecasts a shortfall for the coming period. Id., p. PM-22. She further states that DTE Electric will submit its true-up calculations to the Commission for review and approval at least 45 days before implementation of the adjusted charge. Ms. Machi also proposes that the allocations among rate classes be subject to change for both of the securitization charges, so that they always match the allocations that have been approved in the company’s most recent rate case. Id., p. PM-23.

Steffen Lunde is the Managing Director in the Asset-Backed Securitization & Financing group with Citigroup Global Markets Inc. (Citi). He describes the structure of the securitization process, provides an overview of the necessary elements of the financing order, and explains how DTE Electric proposes to achieve the highest possible credit rating and lowest possible financing costs for this securitization. He sponsors Exhibits A-6 and A-7.

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As explained by Mr. Lunde, securitization separates the credit quality of the issued bonds from that of the company in order to achieve higher credit ratings and lower financing costs. In order to accomplish this, he states, DTE Electric proposes to sell the revenue stream and other entitlements and property created by the financing order (i.e., the securitization property7) to a bankruptcy remote SPE, which sale, consistent with Act 142, will constitute a “true sale” for bankruptcy purposes. Lunde testimony, p. TJL-6;8 see, MCL 460.10l(1) and (2). He explains that this “true sale” is designed to insulate the securitization property from creditors of DTE Electric and, thereby, from the credit risk of the company. The SPE then issues the bonds to investors/bondholders. According to Mr. Lunde, a trustee will be appointed to: (1) act on behalf of the bondholders; (2) remit payments to the bondholders; and (3) ensure that the bondholders’ rights are protected in accordance with the terms of the financing documents. Lunde testimony, pp. TJL-6-7. DTE Electric will perform the routine billing, collection, and reporting duties as the servicer for the issuer of the bonds. Mr. Lunde describes certain previous securitizations and testifies that this one will use a similar transaction structure. He states that he expects the SPE to be organized in Delaware. Id., pp. TJL-7-8.

Mr. Lunde testifies that the securitization property that is sold to the SPE is composed of the rights and interests of DTE Electric under the financing order, including the right to impose, collect, and receive from DTE Electric’s customers amounts necessary to pay principal and

[7]	As stated in MCL 460.10j(1):

Securitization property shall consist of the rights and interests of an electric utility, or its successor, under a financing order, including without limitation all of the following: (a) The right to impose, collect, and receive securitization charges authorized in the financing order in an amount necessary to provide the full recovery of all qualified costs, (b) The right under the financing order to obtain periodic adjustments of securitization charges under [MCL 460.10k(3)], and (c) All revenue, collections, payments, money, and proceeds arising out of the rights and interests described under this subsection.

[8]

For pagination, Mr. Lunde’s testimony is also designated by DTE Electric as “TJL” in the application. Thus, to locate the citations to Mr. Lunde’s testimony, readers will need to identify the “TJL” pages that are labeled “S. LUNDE” at the top of each page.

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interest on the bonds and the ongoing other qualified costs, including the right to adjust the amounts of securitization charges through the periodic use of a true-up mechanism.9 Id., p. TJL-9. He explains that “ongoing other qualified costs” refers to certain qualified costs arising from the issuance of securitization bonds that will be payable from securitization charge collections on an ongoing basis over the transaction’s life. These primarily include servicing fees, trustee fees and expenses, auditor expenses and administrative fees, rating agency fees, independent manager fees, SEC reporting expenses, and other operating expenses incurred by or on behalf of the SPE. Id., pp. TJL-9-10. Mr. Lunde testifies that Mr. Lepczyk’s estimate of about $700,000 per year for these expenses is reasonable. Id.

Mr. Lunde explains that the other collateral is composed of the collection account, which includes various subaccounts. He states that the company “would like authorization, as hereinafter discussed, to use an overcollateralization subaccount to the extent that the Company later deems such a subaccount necessary in the context of the credit ratings review process, the optimal bond structure, and market conditions.” Id., p. TJL-10. He describes the general subaccount and the capital subaccount, and the excess funds subaccount. Id., pp. TJL-10-12. He states that, if the

[9]

As stated in MCL 460.10j(2), “[s]ecuritization property shall constitute a present property right even though the imposition and collection of securitization charges depends on further acts of the electric utility or others that have not yet occurred.” Moreover, pursuant to MCL 460.10m(2) and MCL 460.10m(4), the lien and security interest of the trustee in the securitization property shall attach automatically once value is received for the bonds, shall constitute a continuously perfected lien and security interest, and shall not be impaired by any later modification of the financing order or by the commingling of funds arising from securitization charges with other funds. As stated in MCL 460.10n(2), the State of Michigan pledges not to “take or permit any action that would impair the value of the securitization property” or that would reduce or alter (except as allowed in the context of a true-up procedure undertaken pursuant to MCL 460.10k(3)) or otherwise impair the securitization charges approved in this financing order (this is the nonimpairment pledge). Finally, as set forth in MCL 460.10m(8), any changes to either the financing order or the securitization charges “do not affect the validity, perfection, or priority of the security interest in the securitization property.”

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overcollateralization subaccount is necessary, this account would be funded by the securitization charges and, if drawn upon, would be subject to true-up. He states that amounts in the collection account will be invested and he describes the treatment of any funds remaining in the various subaccounts when the bonds have been paid in full. Id., pp. TJL-13-14. He also proposes that the financing order provide DTE Electric with the ability to use additional forms of credit enhancement, such as letters of credit, if necessary to obtain the highest credit rating. Id., p. TJL-14. He states that this type of financing structure has been widely accepted by the market and he describes many successful securitizations. Id., pp. TJL-15-20. Mr. Lunde testifies that utility securitization bonds have maintained their high ratings even when the utility’s credit has been downgraded. He notes that the utility securitization market is generally “episodic and event-driven in its issuance activity” and that issuance activity has grown significantly in recent years, largely due to storms and wildfires. Id., p. TJL-21. He opines that this increase in activity has made this asset class more accepted among key market constituents, including legislators, commissions, utilities, and investors.

Next, Mr. Lunde addresses the structure and terms of the securitization. He states that DTE Electric requests to use securitization to recover three separate regulatory assets: (a) $340.2 million in Tree Trim costs, (b) $236.7 million in Belle River costs, and (c) $16.0 million in MERC costs. Additionally, DTE Electric requests authority to recover $7.5 million of “Initial Other Qualified Costs” (including certain debt retirement costs) allocated to each of the three regulatory assets as described in Mr. Lepczyk’s testimony, for a total of $600.461 million for the proposed securitization. Id., pp. TJL-23-24.

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Mr. Lunde states that all DTE Electric distribution customers bear the cost of the Tree Trim Surge and thus the distribution securitization charge will be imposed on all distribution customers over a 5-year period to align with the 5-year tree trim cycle mandated in the February 19 order, p. 320. He adds that the Belle River costs and MERC costs will constitute the power supply securitization charge and will be collected over a 14-year period “which balances the Company’s need for timely recovery against the desire to maximize customer affordability.” Id., p. TJL-24. He states that:

[t]he preliminary securitization bond financing structure and resulting cash flows have accordingly been designed to reflect this approach with two tranches of securitization bonds: (a) a Tranche A-1 with a scheduled final payment date at the end of semi-annual payment period nine, which is aligned with the initial years of the Power Supply Securitization Charges and all the Distribution Securitization Charges and (b) a Tranche A-2 with a scheduled final payment date at the end of semi-annual payment period twenty seven, which is aligned with the remaining Power Supply Securitization Charges (the amortization of Tranche A-2 is scheduled to commence after the end of payment period nine).

Id., p. TJL-25. Mr. Lunde explains that his Exhibit A-6 provides the financing structure and terms and shows an estimated weighted average interest rate of 5.36% per annum for the proposed securitization, but he notes that the actual structure and terms, including the interest rate, will not be known until the time of pricing the bonds. Id., p. TJL-26. He explains the cash requirements for the Expected Case and Breakeven Case scenarios. Id., pp. TJL-26-28. He also explains the allocation of the power supply and distribution securitization charges towards interest and principal payments and states that:

[t]he projected levels for these revenue requirements are designed to satisfy rating agency stress scenarios required for triple-A ratings in precedent utility securitization bond transactions. The precise terms and conditions of the Proposed Securitization, including the structure and the weighted average interest rate, will not be known until just prior to the time of sale, currently anticipated to take place in November 2026. The securitization bond structure will reflect specific input from the rating agencies and be adjusted to current market conditions and investor preferences so that the lowest financing costs and highest credit ratings can be achieved.

Id., pp. TJL-28-29.

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Mr. Lunde recommends that the securitization bonds pay fixed rates consistent with other recent utility securitizations. He explains why an interest rate swap was rejected and states that “[f]ixed rates enable the costs and benefits to be evaluated in advance and ensure roughly equal charges over time[.]” Id., pp. TJL-29 and 29-31. Turning to the tenor of the proposed financing, he notes that Act 142 mandates that a securitization charge may not be imposed for longer than 15 years, and thus the final proposed payment date is approximately 14 years after the closing and the legal final maturity date is no more than 15 years after the closing. Id., p. TJL-34. He testifies that:

[i]n order to roughly align the payments of the securitization charges from a timing perspective with (a) the recovery of the Tree Trim Surge expenses and (b) the remaining depreciation schedules of the Power Supply Assets, in each case assuming no securitization, the securitization has been structured with an anticipated scheduled final payment date in 2040 and a legal final maturity date in 2041. Both the Expected Case and the Breakeven Case (see Exhibit A-6) assume eight approximately level debt service payments of $54.32 million and $59.50 million, respectively (ignoring the first extended payment period), followed by eighteen approximately level debt service payments of $13.67 million and $15.81 million, respectively.

Id., p. TJL-33. He notes that the time gap between the final payment date and the legal maturity date allows for additional true-ups, and he states that DTE Electric’s proposed structure and timing is consistent with the other utility securitizations in Michigan. He also recommends that the bonds be sold in a public offering. Id., p. TJL-35.

Next, Mr. Lunde discusses the cash flow requirements as they relate to the credit and rating agencies’ analyses of the securitization bonds. He explains that the rating agencies perform extensive analyses (referred to as stress tests) to determine whether principal and interest will be paid in a timely fashion. He states that the Expected and Breakeven Case scenarios illustrated in Exhibit A-6 reflect the amount of cash needed on each payment date to fund the principal, interest, and other cost payments associated with the securitization. Id., pp. TJL-36-37. He adds that “[m]arket conditions and rating agency considerations leading up to the marketing of the transaction will determine the final amortization structure, and market conditions for these securities at the time of pricing will determine the final interest rates.” Id., p. TJL-38. He describes the assumptions that were used for each case. Id., pp. TJL-38-40.

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As far as collection, Mr. Lunde states that DTE Electric will be the servicer, and thus will be responsible for billing and collecting the securitization charges and remitting collections to the trustee, and that all of the infrastructure necessary to perform this function is already in place. He adds that this infrastructure worked well in the 2022 and 2023 DTE Electric securitizations. He explains that a customer’s partial payment will be allocated ratably among the charges associated with the instant case, the existing securitization charges (those already approved and appearing on the bill), and other billed amounts (other than late fees) “based on the ratio of each of those components of the bill to the total bill, and then allocated to late payment penalties in respect of the securitization charges of the Proposed Securitization and existing securitization charges.” Id., pp. TJL-41. He states that an intercreditor agreement will provide for this treatment. Mr. Lunde explains that certain statutory mandates such as in MCL 460.10q(4) and (5), which provide that only utilities may own electric distribution facilities and may meter and bill customers, will be looked upon favorably by the rating agencies because these statutory requirements mitigate the risk of third-party servicers becoming involved in the securitization. Id., pp. TJL-41-42. He notes that the 2022 and 2023 DTE Electric securitizations included a covenant in the Servicing Agreement that the utility would not allow for billing and collection of securitization charges by third parties, and he expects a similar covenant to be used in the instant case.

Next, Mr. Lunde addresses the rating process and the critical elements of this financing order. He states that the rating agencies will review the transaction for particular elements including:

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(1) nonbypassability of the securitization charges, (2) bankruptcy remote status for the Issuer, (3) a current property right in the rights under the Act [Act 142] and financing order, which is established by the financing order and statute and transferred to the Issuer pursuant to a true sale, (4) the assignment of the Issuer’s rights to the trustee in a perfected first priority security interest, (5) the terms of a true-up mechanism occurring with requisite frequency and subject only to mathematical review by the Commission, (6) the irrevocability of the financing order, (7) federal and state constitutional protections, (8) the state’s non-impairment pledge and reaffirmation of the state’s pledge by the Commission, and (9) the breadth of the market to whom the securitization charges will be applied and the extent to which the charge might be “bypassable” by customers. The agencies will also assess the political and legal environment in the state and analyze the credit characteristics of DTE Electric’s service area.

Id., p. TJL-43. He notes that most utility securitizations have been rated by three rating agencies (naming Standard & Poor’s, Moody’s, and Fitch Ratings), but the 2022 and 2023 DTE Electric securitizations followed a recent trend of using only two rating agencies. He expects the proposed securitization to obtain ratings from two agencies.

Mr. Lunde states that Exhibit A-7 contains a proposed financing order with all of the essential elements. He emphasizes that the instant order must reflect the irrevocability of the order, the reaffirmation of the State’s non-impairment pledge, the nonbypassability of the charge (irrespective of the source of the generation), the mandate of regular true-ups, and “aggregate securitization charges to customers for all such securitization transactions which do not exceed levels likely to result in political stress.” Id., p. TJL-44. He also emphasizes the importance of the bankruptcy remote status of the SPE, so that all risk associated with a bankruptcy of DTE Electric is removed from the rating agencies’ analyses. Id., pp. TJL-45-46.

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Mr. Lunde indicates that, in order to achieve the lowest possible securitization charge: (1) the bonds will be rated by at least two nationally-recognized rating agencies; (2) two tranches with an overall weighted average life of approximately 5 years will be offered; (3) extensive education will be provided to investors regarding the bonds; (4) the bonds will be offered for sale through underwriter(s) with specific experience in the marketing of utility securitization issues; (5) the underwriter(s) will disclose specific spreads for each tranche; (6) the lead underwriter(s) may offer guaranteed minimum allocations to investors; (7) the lead underwriter(s) will be authorized to adjust the bond yield rates; and (8) the underwriter(s) will agree to purchase the bonds at specified prices and coupon rates. Id., pp. TJL-46-49.

In order to achieve the required bankruptcy remote status, Mr. Lunde again states that this order must enable DTE Electric to make an irrevocable sale of the securitization property to the bankruptcy remote issuer in a true sale for bankruptcy law purposes. Id., pp. TJL-49-50. He also states that the instant order must ensure the collection of the securitization charges even in the face of dramatic changes to usage, increases in delinquencies, increases in the number of customers not subject to the charges, or increases to self-generation; and the order must ensure that the charges are nonbypassable, in order to achieve the highest credit ratings. Id., pp. TJL-51-53. He explains that the exclusion of choice, self-service, and affiliate wheeling customers is consistent with past securitization orders. He adds that an annual true-up adjustment must be mandated in the instant order, and he requests that:

true-ups be required on a semi-annual basis (and quarterly beginning one year prior to the last scheduled final payment date of each tranche of securitization bonds) if the servicer determines that a true up adjustment is necessary to ensure the expected recovery during the succeeding twelve months of amounts sufficient to pay scheduled principal and interest on the securitization bonds, the Issuer’s Ongoing Other Qualified Costs and amounts necessary to replenish the draws on the Capital Subaccount. Furthermore and consistent with the prior two DTE Electric Securitization transactions, I recommend that interim true-ups, in addition to the true-ups proposed above, be permitted more frequently if the servicer determines that a true-up adjustment is necessary to ensure the expected recovery, during the succeeding period, of amounts sufficient to pay scheduled principal and interest on the securitization bonds, the Issuer’s other qualified costs and amounts necessary to replenish the draws on the Capital Subaccount.

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Id., p. TJL-54. Mr. Lunde opines that the rating agencies will be satisfied with the true-up procedures presented by Ms. Machi. He states that rating agencies will also view with favor the prior full and timely repayment of the 2001 securitization and the fact that the 2022 and 2023 DTE Electric securitizations are on schedule for full and timely repayment, along with the fact that DTE Electric experienced success as the servicer for all three previous securitizations. Finally, Mr. Lunde states that the instant order should provide DTE Electric with sole discretion as to whether to issue the bonds and when to issue them, in order to take advantage of the most receptive market conditions available. Id., p. TJL-58. He notes that DTE Electric, as the servicer, will be required to make all filings with the Commission, including true-up applications, and he notes that the servicing agreement (which describes these obligations) will be similar to the one used for the 2022 and 2023 DTE Electric securitizations, “updated to reflect current rating agency standards.” Id., p. TJL-59. Mr. Lunde explains that DTE Electric will receive the fixed servicing fee of 0.05% of the initial principal amount of the bonds, which is identical to the two prior securitizations. Id., p. TJL-60.

IV.

DISCUSSION

A. Qualified Costs

Qualified costs are defined in Section 10h(j) of Act 142 as follows:

“Qualified costs” means an electric utility’s regulatory assets as determined by the commission, adjusted by the applicable portion of related investment tax credits, plus any costs that the commission determines that the electric utility would be unlikely to collect in a competitive market, including, but not limited to, retail open access implementation costs and the costs of a commission approved restructuring, buyout or buy-down of a power purchase contract, together with the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds.

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MCL 460.10h(j). Thus, the plain language of the statute describes three potential categories of qualified costs: (1) regulatory assets as determined by the Commission; (2) any costs that the Commission determines that the electric utility would be unlikely to collect in a competitive market; and (3) the costs of issuing, supporting, and servicing the bonds and costs of retiring and refunding the electric utility’s existing debt and equity. The first category grants broad discretion to the Commission; the second category requires a finding that the costs are unlikely to be recovered under the current regulatory scheme; and the third category is subject to automatic approval if securitization is granted and the proposed costs meet the statutory definition along with the requirements of Section 10i(2).

DTE Electric proposes to securitize a total of $600.5 million10 in qualified costs consisting of (i) the remaining NBV of the investment in the Belle River costs ($236.7 million) and the unrecovered balance of the MERC costs ($16.0 million), (ii) the company’s remaining Tree Trim costs (a current regulatory asset of $340.2 million), and (iii) the estimated initial cost of issuing the securitization bonds ($7.5 million), including the estimated cost of retiring and refunding portions of DTE Electric’s existing debt securities, also known as the initial other qualified costs. In addition, DTE Electric proposes to recover ongoing other qualified costs of $700,000 per year, which includes the servicing fee, rating agency fees, and other ongoing costs of servicing the securitization bonds, which will be collected as an additional component of the securitization charges. Because these costs are estimates, they will be subject to the true-up mechanism that will be applied to the securitization charges.

[10]	Totals may not sum due to rounding.

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With respect to the remaining NBV of the Belle River and MERC costs, DTE Electric provided evidence showing that the assets would be permanently retired during 2026, making these costs unlikely to be recovered in the competitive market. DTE Electric proposes that the remaining NBV of the investment in the Belle River costs be removed from the company’s balance sheet and recorded as a regulatory asset, and the company provided testimony showing that the remaining NBV of the investment is $236.7 million. Similarly, DTE Electric proposes that the unrecovered balance of MERC costs is $16.0 million, and the company showed that this amount was already removed from the company’s balance sheet and from base rates in Case No. U-21860. The Commission agrees that it is appropriate to classify the unrecovered (and approved) costs associated with both the Belle River Coal Handling Assets and MERC as a regulatory asset, and further agrees that DTE Electric is unlikely to collect such costs in a competitive market.

Turning to the Tree Trim costs, DTE Electric provided evidence showing that the Commission established a regulatory asset for these costs in the May 2 order, and that the deferred (and unsecuritized) Tree Trim costs recorded to this regulatory asset totaled $340.2 million, as of December 31, 2025, when the Tree Trim Surge program concluded. These costs already constitute a regulatory asset.

DTE Electric provided evidence regarding the expected initial transactional costs of $7.5 million associated with issuing the securitization bonds. These initial other qualified costs include the underwriting discount and financial advisory fee, as well as the underwriters’ reimbursable expenses, SEC registration fees, legal fees, rating agency fees, auditor expenses, blue sky fees, SPE organizational costs, and advisory fees of the Commission. DTE Electric provided testimony showing that the SPE will use the proceeds from the sale of the securitization bonds to pay these initial other qualified costs or to reimburse DTE Electric for these costs and that the balance will

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be used by the SPE to purchase the securitization property from DTE Electric. DTE Electric proposes that qualified costs also include the ongoing other qualified costs of the SPE, which includes an annual servicing fee (of 0.05% of the initial aggregate principal amount of the securitization bonds if DTE Electric is the servicer, and up to 0.75% of the initial aggregate principal amount of the securitization bonds if another entity becomes the servicer), as well as the auditor expenses relating to the securitization bonds, legal fees, trustee fees, independent manager fees, rating agency fees, SEC reporting expenses, the administrative fee, and, to the extent deemed necessary in the context of the credit ratings review process, the optimal bond structure, and market conditions, fees and expenses associated with a letter of credit and/or an overcollateralization subaccount. DTE Electric estimates that these ongoing expenses will total approximately $700,000 per year. See, Exhibit A-10. Variations in the actual amount of ongoing costs to be recovered will be addressed through the adjustments made during the true-ups.

In addressing the issue of the proper amount of qualified costs to be financed through the issuance of securitization bonds, the Commission notes that the following costs are explicitly recognized as qualified costs: “regulatory assets as determined by the commission . . . [and] the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds.” MCL 460.10h(j). DTE Electric has proposed that the Belle River and MERC costs and the Tree Trim costs are qualified costs as that term is used in Act 142, and the Commission agrees. The Commission notes that the Tree Trim costs were established as a regulatory asset in Case No. U-20162. The Commission further finds that the remaining NBV of the investment in the retired Belle River Coal Handling Assets and the unrecovered balance of costs relating to MERC are costs that are unlikely to be recovered in a competitive market. The

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Commission has previously found, and the Court of Appeals has affirmed, that the Commission may confer regulatory asset status on generation assets at the same time that the Commission authorizes the use of securitization to finance those assets. Attorney General, 247 Mich App 35. The Commission finds that the remaining NBV of the investment in the retired Belle River Coal Handling Assets and the unrecovered balance of the company’s costs relating to MERC are generation-related costs that qualify for treatment as a regulatory asset as that term is used in Act 142, and are thus available for qualified cost treatment. Based on the evidence provided by DTE Electric, the Commission finds that the qualified Belle River costs are $236.7 million; the qualified MERC costs are $16.0 million; and the qualified Tree Trim costs are $340.2 million, for a total of $593.0 million in qualified costs for securitization financing.

The Commission approves the company’s request for $7.5 million in initial other qualified costs. Even if the estimate is higher than actuals, only actual costs will be sought in the initial true-up; and, conversely, the company may seek costs that exceed the estimate in a rate case. Additionally, no party disputed the estimate of $700,000 per year for ongoing other qualified costs, and the Commission approves DTE Electric’s estimated amount. Thus, the Commission approves total qualified costs of $600.5 million.

The Commission finds that $600.5 million in qualified costs are reasonable and represent the maximum amount of qualified costs for which the company may issue securitization bonds pursuant to this financing order. The Commission agrees that the actual amount of the securitization bonds issued will depend upon the timing of the issuance of the securitization bonds, which timing shall occur at DTE Electric’s sole discretion.

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B. Satisfaction of Statutory Criteria

1. Section 10i(1)

This provision requires the Commission to find that the NPV of the revenues to be collected under this financing order is less than the NPV of the amount to be recovered over the remaining life of the qualified costs under conventional financing methods. Regarding the Belle River and MERC costs, the Commission finds that the NPV of the revenues to be collected under this financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods, by at least $37.7 million. See, Exhibit A-11. This analysis applies a 5.36% interest rate on the bonds and compares it to the 8.81% authorized pre-tax weighted average cost of capital set in the February 19 order which would be the conventional financing cost. With respect to the Tree Trim costs, the same comparison yields a benefit of at least $24.7 million. See, Exhibit A-12. Thus, the Commission finds that DTE Electric has demonstrated that securitization generates a benefit for ratepayers as compared to conventional financing with respect to the Belle River, MERC, and Tree Trim costs as required under Section 10i(1) by a total of at least $62.4 million.

2. Section 10i(2)(a)

Section 10i(2)(a) of Act 142 requires that the proceeds derived from the sale of DTE Electric’s securitization bonds be used solely for the purposes of refinancing or retiring the utility’s existing debt or equity. DTE Electric’s witness Mr. Lepczyk testified as to the proposed use of the bond proceeds, indicating that the company will consider the cost of each of its debt instruments and securities outstanding at the time it receives the proceeds, the cost of retiring them, and the market conditions at the time. DTE Electric proposes to retire existing debt maturing around the time of the closing of the bond financing and to pay down equity by making a cash distribution to DTE Energy. The Commission finds that the requirements of Section 10i(2)(a) are satisfied.

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3. Section 10i(2)(b)

The Commission finds that securitization will provide tangible and quantifiable benefits to customers of the utility. As shown above, the securitization as approved by the Commission satisfies the NPV test by at least $62.4 million. The weighted average interest rate for the bonds related to the Belle River and MERC costs is expected to be 5.6% and the weighted average interest rate for the bonds related to the Tree Trim costs is expected to be 4.8%, based upon current market conditions; whereas the utility’s current pre-tax cost of capital stands at 8.81% and its pre-tax rate of return is 7%. See, Exhibits A-11 and A-12. The Commission finds adequate support in the record for concluding that the statutory requirement set forth in Section 10i(2)(b) of Act 142 is satisfied with respect to the qualified costs approved by this order.

4. Section 10i(2)(c)

Section 10i(2)(c) of Act 142 requires that the securitization bonds be structured and priced in a manner that will result in the lowest securitization charges consistent with market conditions and the terms of the financing order. The Commission finds that DTE Electric’s securitization proposal satisfies Section 10i(2)(c). The detailed marketing plan developed by DTE Electric shows that the utility plans to take reasonable steps in structuring and pricing the securitization bonds to achieve the lowest possible securitization charges consistent with market conditions. The reporting requirements agreed upon by DTE Electric and the Staff are adopted. See, finding no. 33 and ordering paragraph U., infra.

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5. Section 10i(2)(d)

The last of the statutory mandates requires the Commission to find that the amount of qualified costs to be securitized does not exceed the NPV of the revenue requirement for those qualified costs over the life of the securitization bonds. The Commission finds that the securitization meets this requirement. Because the amount of qualified costs to be securitized does not exceed the NPV of the revenue requirement for those qualified costs over the life of the securitization bonds, the statutory requirement spelled out in Section 10i(2)(d) of Act 142 has been satisfied up to the amount of qualified costs approved by this financing order.

Based on the above analysis, the Commission finds that this financing order and the proposed sale of securitization bonds in an amount up to $600.5 million is consistent with the standards set forth in Section 10i(1) and (2) of Act 142.

C. Proposed Amortization and Accounting Approvals

Ms. Dong testified regarding the requested authority necessary to record on DTE Electric’s books all financial transactions necessary to undertake securitization, including those between the utility and the proposed SPE, and she provided an illustration. Dong testimony, pp. JD-11-18. The authority being requested would permit, among other things, all accounting entries needed to record: (1) the securitized qualified costs on DTE Electric’s books, including the establishment of regulatory assets for the power supply costs being securitized; (2) the issuance of the securitization bonds; (3) the use of the securitization bond proceeds to retire existing debt; (4) the receipt of revenues arising from DTE Electric’s proposed securitization charges; (5) the payment of principal, interest, and expenses relating to the securitization bonds; (6) the retirement or refunding of the securitization bonds; and (7) the amortizations of securitized qualified costs. The amount securitized will be recorded as a financing of the SPE for financial reporting purposes and, because the SPE will be consolidated with DTE Electric for financial reporting purposes, the amounts financed will also appear as a financing in the utility’s consolidated financial statements. The Commission finds that the authority requested by DTE Electric is appropriate and should be granted.

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Consistent with Section 10i(9) of Act 142, the Commission also authorizes the early retirement or refunding of the securitization bonds for the purpose of generating additional NPV savings, as this would be a benefit to ratepayers. The Commission also approves, to the extent deemed necessary, a letter of credit and/or an overcollateralization subaccount as requested.

D. Proposed Use of Securitization Cost Savings

DTE Electric states that it will initially reflect the cost savings achieved through securitization by providing a bill credit for both power supply (Belle River costs) and distribution (Tree Trim costs) customers that will appear on bills simultaneously with the removal of these costs from rate base. They are currently included in rate base pursuant to the February 19 order. The implementation of the proposed power supply bill credit at the same time as the implementation of the initial power supply securitization charge will provide power supply customers with a timely realization of savings resulting from the refinancing of the Belle River costs with securitization bonds versus conventional ratemaking. The implementation of the proposed distribution bill credit at the same time as the implementation of the initial distribution securitization charge with respect to the Tree Trim costs will provide distribution customers with a timely realization of savings related to the refinancing of the Tree Trim costs with securitization bonds versus conventional ratemaking. These credits will go into effect simultaneously with the implementation of the securitization charges and will continue until retail rates are reset in the next completed rate case. The Commission approves DTE Electric’s proposed treatment of future cost savings resulting from securitization.

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E. The Securitization Charges

DTE Electric proposes to recover the costs of servicing the securitization bonds by imposing per kWh securitization charges. The Commission agrees that multiple securitization charges are necessary because the Belle River and MERC costs (on the one hand) and the Tree Trim regulatory asset (on the other) have benefited different subsets of customers and have different amortization periods. DTE Electric proposes a power supply securitization charge related to the Belle River and MERC costs reflecting the cost of servicing the securitization bonds over a 14-year period, which corresponds to the amortization periods used for similar securitizations for retiring generation assets in the 2021 and 2023 orders. DTE Electric proposes a distribution securitization charge related to the Tree Trim costs reflecting the cost of servicing the securitization bonds over a 5-year period, which corresponds to the amortization period used for securitization of a portion of the Tree Trim Surge regulatory asset in the 2021 order and reflects the Commission’s mandate that DTE Electric maintain a 5-year tree trim cycle in the February 19 order, p. 320. The Commission finds that the 5-year period proposed by the company for the Tree Trim costs matches the amortization period to the period during which the benefits of the tree-trim cycle are experienced by customers.

The Commission finds that the proposed allocation by COS class of the annual securitization revenue requirement and bill credit revenue requirement for the Belle River, MERC, and Tree Trim costs is reasonable, and approves the methodology used to develop the two sets of securitization charges and bill credits for both power supply and distribution. As in previous financing orders, for the initial power supply securitization charge and credit, the Commission

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approves the use of allocation factor 255 which reflects the allocation approved in the most recent rate case (Case No. U-21860) for the proposed 14-year life of the bonds. Should a subsequent general rate case result in modifications to allocation factor 255, the Commission approves the use of the newly authorized allocation factor for subsequent true-ups of the power supply securitization charge. For the initial distribution securitization charge and credit, the Commission approves the use of allocation factor 593, also approved in Case No. U-21860, for the proposed 5-year life of the bonds. Should a subsequent general rate case result in modifications to allocation factor 593, the Commission approves the use of the newly authorized allocation factor for subsequent true-ups of the distribution securitization charge. DTE Electric shall, after issuance of the bonds, submit revised tariff sheets reflecting the actual initial securitization charges for each rate class. See, Exhibit A-26.

The power supply securitization charges and bill credit shall apply to current and future power supply customers. As in other securitization orders, the Commission approves DTE Electric’s proposal to exclude current choice customers from the power supply securitization charge. Full service customers who transition to choice service any time after the date of this order will carry the power supply securitization obligation, including applicable true-ups, with them; and any current choice customer, as of the date of this financing order, who transitions to full service shall thereafter be subject to the power supply securitization charges and bill credit (if applicable) applied to that customer’s rate schedule. This treatment is identical to the application of charges in the 2021 order and similar to the remaining recent securitization orders. The distribution securitization charge and bill credit shall apply to current and future distribution customers, including current choice customers.

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F. Periodic True-Ups

Periodic securitization charge true-ups are necessary to provide the certainty needed to obtain a high credit rating for the bonds, and the true-ups need to be undertaken in a way that allows for their swift and certain resolution. The Commission approves the company’s proposal for annual (and, beginning one year prior to the scheduled final payment date for each tranche, quarterly), semi-annual, and other interim true-ups for the securitization charges. The Commission’s role in securitization true-ups is limited to a mathematical one, and the more expeditiously the true-up occurs the better for all parties. Annual (and, beginning one year prior to the scheduled final payment date for each tranche, quarterly) true-ups are required, and potentially more frequent true-ups may be implemented. Annual, semi-annual, or more frequent true-ups may be implemented automatically after 45 days absent a Commission order, unless contested. Any contest of any true-up shall be subject only to confirmation of the mathematical computations contained in the proposed true-up adjustments.

G. The Findings

In accordance with the requirements of Act 142, the Commission makes the following findings:

1. DTE Electric is an electric utility as defined by MCL 460.10h(c).

2. DTE Electric’s complete application was filed on May 8, 2026.

3. The remaining net book value of the investment in the Belle River costs, up to the maximum amount of $236.7 million; the unrecovered balances of costs related to MERC, up to the maximum amount of $16.0 million; and the Tree Trim costs, up to the maximum amount of $340.2 million may be recorded as regulatory assets and constitute qualified costs as defined in MCL 460.10h(j), and are therefore recoverable by DTE Electric through the issuance of securitization bonds. To the extent that the actual amounts associated with any estimates used in DTE Electric’s securitization bond issuance deviate from the amounts approved for securitization in this case, DTE Electric will address the differences according to ordinary ratemaking principles after such time as those differences become known.

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4. DTE Electric should be allowed to establish an SPE (or multiple SPEs), capitalize and direct the administration of the SPE, and sell to the SPE the securitization property as set forth in this financing order. The SPE will be an assignee as defined in MCL 460.10h(a) once an interest in securitization property is transferred to the SPE. For purposes of this order, the term “assignee” as defined in MCL 460.10h(a) refers only to an individual, corporation, or other legally recognized entity to which an interest in securitization property is transferred, other than as security.

5. DTE Electric’s and the SPE’s initial other qualified costs as approved in this financing order of up to $7.5 million are qualified costs pursuant to MCL 460.10h(j) and are therefore appropriate to be included as part of the principal balance of the securitization bonds issued pursuant to this financing order.

6. The holders (otherwise known as the purchasers) of the securitization bonds and their indenture trustee will each be a financing party as defined in MCL 460.10h(h).

7. The SPE may issue securitization bonds in accordance with this financing order and may pledge all of its interest in the securitization property, as defined in MCL 460.10j, and related assets, to secure those bonds.

8. The proceeds of the securitization bonds are the amounts realized from the sale of the securitization bonds, after payment of the costs of issuance, and paid to DTE Electric by the SPE as the purchase price for the securitization property. The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(2)(a) because the proceeds to DTE Electric of the securitization bonds shall be used solely for the purposes of the refinancing or the retirement of debt or equity of DTE Electric.

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9. The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(2)(b) because it provides tangible and quantifiable benefits to customers of DTE Electric.

10. The SPE’s issuance of securitization bonds in compliance with this financing order will satisfy the requirements of MCL 460.10i(2)(c) because the expected structuring and pricing of the securitization bonds will result in the lowest securitization charges consistent with market conditions and the terms of this financing order.

11. The maximum amount of qualified costs approved for securitization in this financing order does not exceed the NPV of the revenue requirement over the life of the securitization bonds associated with the qualified costs sought to be securitized, as required by MCL 460.10i(2)(d).

12. The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(1) because the NPV of the revenues to be collected under this order will be less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods.

13. This financing order adequately details the maximum amount of qualified costs, including the ongoing other qualified costs, to be recovered by DTE Electric through securitization charges. DTE Electric’s aggregate securitization bond issuance shall not exceed $600.5 million as the principal amount of such bonds, and the period over which DTE Electric will be permitted to recover nonbypassable securitization charges does not exceed 15 years, as required by MCL 460.10i(3). For the purpose of determining the appropriate securitization charges, the initial other qualified costs and ongoing other qualified costs shall be allocated on a pro rata basis (and with respect to ongoing other qualified costs, pro rata based on the amount of securitization bonds then outstanding) to (a) the Belle River and MERC costs, and (b) the Tree Trim costs.

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14. As provided in MCL 460.10i(4), this financing order, together with the securitization charges authorized by this financing order, are irrevocable and not subject to reduction, impairment, or adjustment by further action of the Commission, except by use of the true-up procedures approved in this order.

15. The method for implementing the initial securitization charge as described in this order and the method for making subsequent adjustments to the securitization charges through the use of a true-up mechanism as proposed by DTE Electric satisfy the requirements of MCL 460.10k(3) and are approved in this financing order. Partial payments of bills by customers should be allocated ratably among the securitization charges authorized by this financing order and other billed amounts based on the ratio of each component of the bill to the total bill.

16. DTE Electric’s request to establish two securitization properties, including two nonbypassable securitization charges as described herein, from which the utility’s securitization bonds are to be paid, is granted as set forth herein.

17. Consistent with MCL 460.10j(1), the securitization property established hereby includes, without limitation: (1) the right to impose, collect, and receive securitization charges in an amount necessary to allow for the full recovery of all qualified costs; (2) the right to obtain periodic adjustments of securitization charges as described herein; and (3) all revenue, collections, payments, money, and proceeds arising out of the rights and interests described above.

18. Consistent with MCL 460.10j(2), all securitization property arising as a result of this financing order constitutes a present property right even though the imposition and collection of securitization charges depends on further acts by DTE Electric or others that have not yet occurred.

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19. Consistent with MCL 460.10m(2), any lien and security interest created in the securitization property (through the execution and delivery of a security agreement with a financing party in connection with the issuance of the securitization bonds) will arise and be created only in favor of a financing party and shall attach automatically from the time that value is received for the bonds and, further, shall be a continuously perfected lien and security interest in the securitization property and all proceeds of the property.

20. The priority of any lien and security interest in the securitization property and all proceeds of the property arising from this financing order will not be considered impaired by any later modification of this financing order or by the commingling of the funds arising from securitization charges with any other funds, consistent with MCL 460.10m(4). The securitization property shall constitute an account under the Uniform Commercial Code and shall be in existence whether or not the revenue or proceeds have accrued and whether or not the value of the property right is dependent on the customers of an electric utility receiving service, consistent with MCL 460.10m(6).

21. The structure of the securitization transactions, the expected terms of the securitization bonds, and the use of the securitization bond proceeds, as proposed by DTE Electric, are reasonable and should be approved.

22. If and when DTE Electric transfers the securitization property to the SPE, including the right to impose, collect, and receive the securitization charges, the servicer will be authorized to recover the securitization charges only for the benefit of the SPE in accordance with the servicing agreement.

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23. If and when DTE Electric transfers the securitization property to the SPE under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the “true sale” provisions of MCL 460.10l(1), that transfer will constitute a “true sale” and not a secured transaction or other financing arrangement, and title (both legal and equitable) to the securitization property will immediately pass to the SPE. As provided by MCL 460.10l(2), this “true sale” shall apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties’ agreement, including the seller’s retention of an indirect equity interest in the securitization property by reason of its equity interest in the SPE, the fact that DTE Electric acts as the collector of securitization charges relating to the securitization property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

24. As provided in MCL 460.10m(5), if the servicer defaults on its obligation to remit revenues arising with respect to the securitization property, on application by or on behalf of the financing parties, the Commission or a court of appropriate jurisdiction shall order the sequestration and payment to those parties of revenues arising with respect to the securitization property.

25. Pursuant to MCL 460.10n(2), the State of Michigan pledges, and the Commission reaffirms, for the benefit and protection of all financing parties and DTE Electric, that the State of Michigan will not take or permit any action that would impair the value of the securitization property, reduce or alter, except as allowed under MCL 460.10k(3), or impair the securitization charges to be imposed, collected, and remitted to the financing parties, until the principal, interest, and premium, as well as any other charges incurred and contracts to be performed in connection with the securitization bonds have been paid and performed in full. The SPE, when issuing securitization bonds, is authorized, pursuant to MCL 460.10n(2) and this financing order, to include this pledge in any documentation relating to the securitization bonds.

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26. This financing order, as well as DTE Electric’s written acceptance of all conditions and limitations imposed by the order, will remain in effect and unabated notwithstanding the bankruptcy or insolvency of DTE Electric, its successors, or its assignees, as required by MCL 460.10k(1).

27. DTE Electric retains sole discretion regarding whether or when to cause the issuance of any securitization bonds authorized by this order.

28. Any securitization bonds issued pursuant to the authority granted in this financing order are not a debt or obligation of the State of Michigan and are not a charge on its full faith and credit or taxing power.

29. As required by MCL 460.10m(8), any subsequent changes in this financing order or changes to the customer’s securitization charges do not affect the validity, perfection, or priority of the security interest in the securitization property.

30. As required by MCL 460.10j(2), this financing order shall remain in effect and the securitization property shall continue to exist until the securitization bonds authorized for issuance by this order, as well as all expenses related to those bonds, have been paid in full.

31. The securitization charges authorized in this order shall be billed, collected, and delivered to the trustee for the securitization bonds by DTE Electric, as the initial servicer, and by any successor servicer pursuant to a servicing agreement. Any payment of the securitization charge by a customer to the SPE, or to the servicer on behalf of the SPE, will discharge the customer’s obligations regarding that charge to the extent of that payment, notwithstanding any objection or direction to the contrary by DTE Electric.

32. As required by MCL 460.10k(2), the imposition and collection of the securitization charges authorized in this financing order are nonbypassable charges.

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33. DTE Electric shall file a report, within 30 days following the receipt of any proceeds from the sale of its securitization bonds, and quarterly thereafter, until all bond proceeds have been disbursed, specifying: (1) the gross amount of proceeds arising from the sale of those bonds; (2) any amounts expended for payment of initial other qualified costs relating to that sale; (3) the amount of proceeds remaining after payment of those costs; and (4) the precise type and amount of debt that was retired through use of those proceeds, consistent with this order.

34. DTE Electric should continually monitor the bond market and notify the Commission, within seven days, of: (1) any reduction in applicable bond rates or other change in market conditions that might make refinancing its securitization bonds economically advantageous, and (2) what steps, if any, DTE Electric intends to take as a result of that reduction or change.

35. In the event that a decline in interest rates or other change in market conditions leads DTE Electric to refinance any of its securitization bonds, DTE Electric should file, within seven days, a report disclosing the details of that refinancing.

36. All amortization, accounting, and ratemaking approvals as well as all other authorizations provided for in this financing order should be tolled pending DTE Electric’s express written acceptance of all conditions and limitations that this order places on DTE Electric.

37. This financing order is final and is not subject to rehearing by the Commission except by the applicant as provided in MCL 460.10i(7), and is not subject to review or appeal, except as provided in MCL 460.10i(8). This order is a financing order within the meaning of MCL 460.10h(g).

38. The settlement agreement attached as Exhibit A should be approved.

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THEREFORE, IT IS ORDERED that:

A. The general structure of the securitization transactions, the expected terms of the securitization bonds, and the use of the securitization bonds’ proceeds as proposed by DTE Electric Company are approved, and DTE Electric Company is authorized to proceed, at its sole discretion, with the sale of securitization bonds as set forth in this financing order.

B. DTE Electric Company is authorized to treat (i) the remaining net book value of the investment in the Belle River Coal Handling Assets, up to the maximum amount of $236.7 million; (ii) the unrecovered balances of costs related to Midwest Energy Resources Company, up to the maximum amount of $16.0 million; and (iii) the remainder of the Tree Trim Surge regulatory asset, up to the maximum amount of $340.2 million, as regulatory assets and qualified costs as defined in MCL 460.10h(j). Additionally, DTE Electric Company is authorized to include up to the total amount of $7.5 million as initial other qualified costs.

C. DTE Electric Company is authorized to proceed with the issuance of securitization bonds for up to an aggregate total of $600.5 million of its qualified costs, as detailed in this financing order.

D. DTE Electric Company, and any successor servicer, shall impose and collect from customers, in the manner provided by this financing order, securitization charges in amounts sufficient to provide for the full and timely recovery of the amount securitized, and the ongoing other qualified costs of the special purpose entity. DTE Electric Company shall also impose bill credits as described in this order.

E. DTE Electric Company shall include, as part of its electric tariffs and before any securitization bonds are issued, new language consistent with Exhibit A-26, as approved by this order. DTE Electric Company shall file, no less than seven days prior to the initial imposition and billing of its securitization charges, revised tariff sheets reflecting all the terms of this order, including those necessary to implement the bill credits for power supply customers.

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F. DTE Electric Company, and any successor to DTE Electric Company, is authorized to bill to its power supply customers, following the sale of securitization bonds, an initial power supply securitization charge applying the currently approved 255 allocation factor at the time the securitization bonds are issued. The currently approved 255 allocation factor at the time the securitization bonds are issued shall determine each cost of service class’s annual responsibility for the total revenue requirement of the securitization charge. Any changes to the 255 allocation factor subsequently approved by the Commission will be reflected in the next true-up of the power supply securitization charges. The charges shall be applied as per kilowatt-hour charges within each rate schedule. Power supply customers who transition to retail open access after the date of this financing order will carry the power supply securitization obligation with them, including applicable true-ups, at the same rate at which they were paying as power supply customers. Any current retail open access customer who transitions to a full service customer after the date of this financing order shall thereafter be subject to the power supply securitization charge and bill credit (if applicable) applied to that customer’s rate schedule. The initial power supply securitization charge and bill credit shall be included in power supply customers’ bills beginning with the first billing cycle after the issuance of the securitization bonds and shall be subject to subsequent true-ups in the manner directed in this financing order. Partial payments shall be allocated ratably among the components of the bill. Such charges shall remain in effect until changed pursuant to the true-up mechanism approved in this financing order. The power supply bill credit shall remain in effect until the Belle River Coal Handling Asset costs are removed from power supply customer rates in DTE Electric Company’s next general rate case. As required by MCL 460.10k(2), the imposition and collection of the securitization charges authorized in this financing order are nonbypassable.

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G. DTE Electric Company, and any successor to DTE Electric Company, is authorized to bill to its distribution customers, following the sale of securitization bonds, an initial distribution securitization charge applying the currently approved 593 allocation factor at the time the securitization bonds are issued. The currently approved 593 allocation factor at the time the securitization bonds are issued shall determine each cost of service voltage class’s responsibility for the total revenue requirement of the distribution securitization charges. Any changes to the 593 allocation factor subsequently approved by the Commission will be reflected in the next true-up of the distribution securitization charges. The charges shall be applied as per kilowatt-hour charges within each rate schedule. The initial distribution securitization charges and bill credit shall be included in distribution customers’ bills beginning with the first billing cycle after the issuance of the securitization bonds and shall be subject to subsequent true-ups in the manner directed in this financing order. Partial payments shall be allocated ratably among the components of the bill. Such charges shall remain in effect until changed pursuant to the true-up mechanism approved in this financing order. The distribution bill credit shall remain in effect until the return on the Tree Trim costs is removed from distribution customers’ rates in DTE Electric Company’s next general rate case. As required by MCL 460.10k(2), the imposition and collection of the distribution securitization charges authorized in this financing order are nonbypassable.

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H. The distribution securitization charges related to DTE Electric Company’s securitization bonds shall be billed to each distribution customer for recovery over a period of not greater than 6 years after the beginning of the first complete billing cycle during which the distribution securitization charges were initially included in any customer’s bill. The power supply securitization charges shall continue to be billed to power supply customers for recovery over a period of not greater than 15 years after the beginning of the first complete billing cycle during which the power supply securitization charges were initially included in any power supply customer’s bill. However, DTE Electric Company may continue to collect any billed but uncollected securitization charges after the close of these 6- or 15-year periods, as applicable. Amounts of the distribution securitization charges or power supply securitization charges remaining unpaid after the close of these 6- or 15-year periods, as applicable, may be recovered through use of collection activities, including the use of the judicial process.

I. After the payment in full of all principal, interest and other qualified costs (including any amounts necessary to replenish the capital subaccount to the extent it was drawn upon) relating to securitization bonds allocated to distribution customers, any excess amounts held by the special purpose entity (excluding the initial capital contribution and any investment earnings owed to DTE Electric Company on the initial capital contribution) and previously collected from such distribution customers shall be returned to DTE Electric Company to be credited to distribution customers pursuant to normal ratemaking processes. After the payment in full of all principal, interest, and other qualified costs relating to securitization bonds allocated to power supply customers, any excess amounts held by the special purpose entity (excluding the initial capital contribution and any investment earnings on the capital contribution not previously distributed to DTE Electric Company) and previously collected from such power supply customers shall be returned to DTE Electric Company to be credited to power supply customers pursuant to normal ratemaking processes.

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J. True-ups of each of the securitization charges shall be conducted periodically, in accordance with the schedule and the methodology approved in this financing order. Annual true-up (and quarterly true-up beginning one year prior to the scheduled final payment date of each tranche of securitization bonds), semi-annual true-up, and potential additional interim true-up results may be implemented automatically after 45 days absent a Commission order, unless contested. Any contest of a true-up shall be subject only to confirmation of the mathematical computations contained in the proposed true-up adjustments. Power supply customers shall only be responsible for power supply securitization charges. Distribution customers shall only be responsible for distribution securitization charges. Under no circumstances shall power supply securitization charges be applied to pay debt service for the portion of securitization bonds related to the Tree Trim Surge costs, nor shall distribution securitization charges be applied to pay debt service for the portion of securitization bonds related to the Belle River Coal Handling Asset costs and Midwest Energy Resources Company costs.

K. DTE Electric Company is authorized to create one or more special purpose entities or use an existing special purpose entity to which it may transfer securitization property. The special purpose entity will be an assignee, as defined below, once an interest in the securitization property is transferred to the special purpose entity. In turn, the special purpose entity is authorized to issue securitization bonds in the manner specified in this financing order. All securitization bonds shall be binding in accordance with their terms, regardless of whether this order is later vacated, modified, or otherwise held to be invalid, in whole or in part. The special purpose entity shall be funded with sufficient capital to carry out its intended functions and to obtain the desired ratings for the securitization bonds that it issues. For purposes of this order, the term “assignee” as defined in MCL 460.10h(a) refers only to an individual, corporation, or other legally recognized entity to which an interest in securitization property is transferred, other than as security.

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L. DTE Electric Company is authorized to initiate and complete the refinancing of its securitization bonds to the extent permitted by the securitization bonds and when justified by financial market conditions.

M. All securitization property and other collateral shall be pledged by the special purpose entity to the indenture trustee for the benefit of the holders of the securitization bonds and the other parties specified in the indenture.

N. DTE Electric Company is authorized to enter into a servicing agreement with the special purpose entity that it creates and to perform the servicing duties contemplated by this financing order in return for an annual servicing fee of the lowest rate not to exceed 0.05% of the original principal amount of the securitization bonds consistent with market conditions at the time of the bond issuance. If some other entity is selected to serve in place of DTE Electric Company, that replacement servicer shall perform the servicing duties in return for an annual fee not to exceed 0.75% of the bonds’ original principal amount. The servicer shall remit all collections of the securitization charges to the indenture trustee for the special purpose entity’s account, in accordance with the terms of the servicing agreement.

O. Upon the issuance of securitization bonds, the special purpose entity shall pay the proceeds from the sale of the securitization bonds (after payment of the initial other qualified costs) to DTE Electric Company as the purchase price of the securitization property. The proceeds from the sale of the securitization property (after payment or reimbursement of all initial other qualified costs) shall be applied to retire DTE Electric Company’s existing debt or equity.

P. DTE Electric Company has the continuing, irrevocable right to cause the issuance of securitization bonds in one or more series in accordance with the terms of this financing order for a period of two years following the later of the date upon which this order becomes final and no longer appealable or, if appealed, is no longer subject to further judicial review.

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Q. DTE Electric Company shall provide the Commission with a copy of each registration statement, prospectus, or any other closing documents filed with the U.S. Securities & Exchange Commission as part of its securitization transaction immediately following the filing of the original document.

R. This financing order, together with the securitization charges authorized by this order, shall be binding upon DTE Electric Company and any of its successors or affiliates that provide distribution service directly to customers in DTE Electric Company’s service area as of the initial date of issuance of the securitization bonds. This financing order is also binding upon any servicer or other entity responsible for billing and collecting securitization charges on behalf of the owners of securitization property, and upon any successor to the Commission.

S. Subject to compliance with the requirements of this financing order, DTE Electric Company and the special purpose entity that it creates shall be afforded flexibility in establishing the terms and conditions of the securitization bonds, including the final structure of the special purpose entity as either a business trust or limited liability company, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, other reasonable and necessary financing costs, and the ability of DTE Electric Company, at its option, to cause the issuance of one or more series, classes, or tranches of securitization bonds.

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T. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the qualified costs identified in this financing order, and all related transactions, are granted. Accordingly, following DTE Electric Company’s submission of an unconditional acceptance letter, the utility will be deemed to have satisfied all state-imposed prerequisites to the execution of a security agreement, the Commission will have taken all necessary steps with regard to approving DTE Electric Company’s request for securitization, and, pursuant to Public Act 142 of 2000, a valid and enforceable lien and security interest in the securitization property will be created (and will be created only in favor of a financing party) following the execution and delivery of the applicable security agreement in connection with the issuance of the securitization bonds.

U. DTE Electric Company shall file a report, within 30 days following the receipt of all or any portion of the proceeds from the sale of the securitization bonds and quarterly thereafter until all bond proceeds have been disbursed, specifying: (1) the gross amount of proceeds arising from the sale of those securitization bonds, i.e. the principal amount of the securitization bonds; (2) any amounts expended for payment of the initial other qualified costs relating to that sale; (3) the amount of proceeds remaining after payment of those costs; and (4) the precise type and amount of debt retired through use of those proceeds consistent with this order. The initial report filed following receipt of securitization bond proceeds shall include a copy of the closing documents (generally referred to as the “closing transcript”) arising from the sale of the securitization bonds.

V. DTE Electric Company shall continually monitor the bond market and notify the Commission, within seven days, of: (1) any reduction in applicable bond rates or other change in market conditions that might make refinancing its securitization bonds economically advantageous; and (2) what steps, if any, DTE Electric Company intends to take as a result of that reduction or change.

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W. In the event that a change in market conditions leads DTE Electric Company to refinance any of its securitization bonds, DTE Electric Company shall file, within seven days of the refinancing, a report disclosing the details of that refinancing, in which case, upon DTE Electric Company’s request, as accompanied by demonstration of an ability to refinance under applicable bond covenants and that securitization charges to service new securitization bonds, including transaction costs, would be less than the future securitization charges required to service the securitization bonds being refunded, pursuant to MCL 460.10i(9), this financing order shall constitute a financing order adopted by the Commission in accordance with MCL 460.10i(9).

X. All amortization, accounting, ratemaking approvals, and other authorizations provided for in this financing order shall be tolled pending DTE Electric Company’s express written acceptance of all conditions and limitations that the order places on DTE Electric Company.

Y. Following DTE Electric Company’s express written acceptance of all conditions and limitations established by this financing order, the order and each of its terms shall be irrevocable. DTE Electric Company’s acceptance likewise shall be irrevocable and, therefore, shall survive bankruptcy or any other change in the utility’s legal or economic structure.

Z. This financing order shall, consistent with MCL 460.10i(4), be irrevocable. No adjustment through the true-up adjustment mechanism shall affect the irrevocability of this financing order. Consistent with MCL 460.10n(2), the Commission reaffirms that it shall not reduce, impair, postpone, terminate, or otherwise adjust the securitization charges approved in this financing order or impair the securitization property or the collection of securitization charges or the recovery of the qualified costs and ongoing other qualified costs. Consistent with MCL 460.10k(3), the Commission affirms that it will act pursuant to this financing order to ensure that the expected securitization charges are sufficient to pay on a timely basis scheduled principal of and interest on the securitization bonds issued pursuant to this financing order and the ongoing other qualified costs in connection with the securitization bonds.

AA. The settlement agreement attached as Exhibit A is approved.

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The Commission reserves jurisdiction and may issue further orders as necessary.

Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, under MCL 460.10i(8). To comply with the Michigan Rules of Court’s requirement to notify the Commission of an appeal, appellants shall send required notices to both the Commission’s Executive Secretary and to the Commission’s Legal Counsel. Electronic notifications should be sent to the Executive Secretary at mpscedockets@michigan.gov and to the Michigan Department of Attorney General - Public Service Division at sheac1@michigan.gov. In lieu of electronic submissions, paper copies of such notifications may be sent to the Executive Secretary and the Attorney General - Public Service Division at 7109 W. Saginaw Hwy., Lansing, MI 48917.

MICHIGAN PUBLIC SERVICE COMMISSION

/s/ Daniel C. Scripps
Daniel C. Scripps, Chair

/s/ Katherine L. Peretick
Katherine L. Peretick, Commissioner,

/s/ Shaquila Myers
Shaquila Myers, Commissioner

By its action of August 6, 2026.

/s/ Lisa Felice Lisa Felice, Executive Secretary

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EXHIBIT A

STATE OF MICHIGAN

BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

In the matter of the application of DTE ELECTRIC COMPANY for a financing order approving the securitization of qualified costs.	) ) ) ) )	Case No. U-22109

SETTLEMENT AGREEMENT

Pursuant to Section 78 of the Administrative Procedures Act of 1969 (“APA”), as amended, MCL 24.278, and Rule 431 of the Rules of Practice and Procedure Before the Michigan Public Service Commission R 792.10401 et. seq. (“MPSC” or “Commission”), the undersigned parties agree as follows:

1. This Settlement Agreement (“Settlement Agreement”) between DTE Electric Company (“DTE Electric” or “Company”) and the Michigan Public Service Commission Staff (“Staff”), (individually “Party”; collectively, “the Parties”) is intended by the Parties as a full and final settlement and satisfaction of all issues before the Commission related to this proceeding by all of the Parties, consistent with the encouragement to enter into settlements found in the Rules of Practice and Procedure Before the Commission. (See R 792.10431(1))

2. This proceeding was initiated by Application of the Company on May 8, 2026. Appropriate service was accomplished by DTE Electric. A prehearing conference was held on June 5, 2026. Administrative Law Judge Hon. Katherine E. Talbot granted intervention and party status to Staff. The Company’s Application requested (generally and inter alia) issuance of a financing order pursuant to the Customer Choice and Electricity Reliability Act, MCL

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460.10 et seq., (“CCERA”) determining that DTE Electric’s remaining net book value of its Belle River generating facility Coal Handling Assets, Tree Trim Surge regulatory asset, and unrecovered balances of costs relating to Midwest Energy Resources Company (MERC) constitute Qualified Costs under CCERA, authorizing issuance of securitization bonds in an aggregate amount, not to exceed $600.5 million, that will permit recovery of those Qualified Costs and other related Qualified Costs, authorizing DTE Electric in the financing order to impose two non-bypassable securitization charges payable to the issuer of the securitization bonds pursuant to CCERA, and other related relief described in more detail in the Company’s Application and Exhibit A-7 which is the form of proposed financing order.

3. The Company’s Application was accompanied by the prefiled direct testimony of DTE Electric witnesses Lepczyk, Lunde, Machi, and Dong. No rebuttal testimony was filed by any party. Cross examination was scheduled for July 1, 2026.

4. Staff has performed its due diligence by reviewing the testimony and exhibits of the Company’s witnesses, reviewing all discovery responses, and completing an analysis of the proposed evidence. In an attempt to efficiently resolve the matter, the Parties have engaged in settlement discussions and agree as follows:

A.

DTE Electric’s request as detailed in the Company’s Application and supported by the direct testimony and exhibits filed in this case meets the requirements of CCERA as detailed in MCL 460.10h through MCL 460.10o, is reasonable, and should be approved by the Commission.

B.

The parties request that the Commission issue a financing order containing all the findings of fact and conclusions of law requested in DTE Electric’s Application and direct case, and which is substantively identical to the form of financing order, including the findings and order points therein, as sponsored by Company witness Lunde as Exhibit A-7.

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5. This Settlement Agreement is entered into for the sole and express purpose of reaching a compromise among the Parties. All offers of settlement and discussions relating to this Settlement Agreement are considered privileged under MRE 408. If the Commission approves this Settlement Agreement without modification, neither the Parties to this Settlement Agreement nor the Commission shall make any reference to, or use this Settlement Agreement, as a reason, authority, rationale, or example for taking any action or position or making any subsequent decision in any other case or proceeding; provided however, such references may be made to enforce or implement the terms of the Settlement Agreement. The Parties agree that they will not appeal a Commission Order approving this Settlement Agreement without modification.

6. This Settlement Agreement is not severable. Each provision of this Settlement Agreement is dependent upon all other provisions of this Settlement Agreement. Failure to comply with any provision of this Settlement Agreement constitutes failure to comply with the entire Settlement Agreement. If the Commission rejects or modifies this Settlement Agreement, this Settlement Agreement shall be deemed to be withdrawn, and shall not constitute any part of the record in this proceeding or be used for any other purpose and shall not operate to prejudice the pre-negotiation positions of any Party.

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7. This Settlement Agreement is reasonable and in the public interest and will reduce the time and expense of the Commission, its Staff, and the Parties.

8. The Parties agree to waive Section 81 of 1969 PA 306, MCL 24.281, as it applies to the issues in this proceeding, if the Commission approves this Settlement Agreement without modification.

9. This Settlement Agreement may be executed in any number of counterparts, each considered an original, and all counterparts that are executed shall have the same effect as if they were the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be duly executed by their respective duly authorized officers as of the date first written below.

DTE ELECTRIC COMPANY

By:	/s/ Jon P. Christinidis	Dated: July 6, 2026
Print:

Its:

MICHIGAN PUBLIC SERVICE COMMISSION STAFF

By:	/s/ Heather M.S. Durian	Dated: , 2026
Print:

Its:

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PROOF OF SERVICE

STATE OF MICHIGAN	)

Case No. U-22109

County of Ingham	)

Brianna Brown being duly sworn, deposes and says that on August 6, 2026 A.D. she electronically notified the attached list of this Commission Order via e-mail transmission, to the persons as shown on the attached service list (Listserv Distribution List).

/s/ Brianna Brown
Brianna Brown

Subscribed and sworn to before me

this 6th day of August 2026.

/s/ Angela P. Sanderson
Angela P. Sanderson
Notary Public, Shiawassee County, Michigan
As acting in Eaton County
My Commission Expires: May 21, 2030

Service List for Case: U-22109

Name	On Behalf Of	Email Address

Adam M. Cozort	MPSC Staff	cozorta1@michigan.gov

DTE Electric Company	DTE Electric Company	mpscfilings_account@dteenergy.com

Jon P. Christinidis	DTE Electric Company	jon.christinidis@dteenergy.com

Katherine E. Talbot	ALJs - MPSC	talbotk@michigan.gov

Monica M. Stephens	MPSC Staff	stephensm11@michigan.gov